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                                                                    EXHIBIT 10.4



March 27, 1997



Mr. Damon DeSantis
Rexall Sundown, Inc.
851 Broken Sound Parkway, NW
Boca Raton, Florida 33487

Dear Damon:

Reference is hereby made to the Employment Agreement ("Agreement") dated April 1, 1995 between Rexall Sundown, Inc. (the "Company") and Damon DeSantis (the "Employee"), as amended on April 1, 1996. Effective as of April 1, 1997, the Company and the Employee have agreed to make the following amendments to the
Agreement:

         1. Article II, Section 2.1 of the Agreement is hereby amended by deleting Article II, Section 2.1 in its entirety and inserting the following provision in lieu thereof:

                                    "II. TERM

         2.1 Subject to the provisions of Article 5 below, the term of this Agreement shall be for the period commencing on April 1, 1995 and shall terminate as provided below (the "Term"). The Term shall be a continuous three (3) year period such that on each Anniversary Date (as hereinafter defined), one (1) additional year shall automatically be added to the Term. Not later than ninety (90) days prior to any Anniversary Date, either party may provide written notice to the other of its intention not to extend the Term of this Agreement beyond the number of years then remaining in the Term. Such written notice shall be deemed proper notice to terminate this Agreement at the end of the three (3) year Term then in effect. It is the intention of the parties that the Term of each Anniversary Date automatically shall be three (3) years, unless such notice shall have been properly given. The "Anniversary Date" as used herein shall be the first day of the second year of the Term and the anniversary of such date in each subsequent year."

         2. Article III, Section 3.1 of the Agreement is hereby amended by deleting Article III, Section 3.1 in its entirety and inserting the following provision in lieu thereof:

                               "III. COMPENSATION

         3.1 Salary. In payment for the obligations to be performed by the Employee during the Term, the Company shall pay to the Employee (subject to any applicable payroll and/or taxes required to be withheld) annual compensation ("Annual Compensation") equal to (i) a salary of Two Hundred Ten Thousand Dollars ($210,000) in cash for the


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         year commencing April 1, 1997 and (ii) for each succeeding year during the Term, a salary equal to that of the previous year increaseed by the greater of (a) 5% or (b) the increase in the cost of living based upon the Revised Consumer Price Index (1982-84=100) published by the Bureau of Labor for Boca Raton, Florida utilizing April 1997 as the base month."

If the foregoing is in accordance with our understanding, please execute the enclosed copy of this letter and return to the undersigned.

                                           Very truly yours,

                                           REXALL SUNDOWN, INC.


                                           By: /s/ Christian Nast
                                               ----------------------------
                                                Christian Nast, President

AGREED TO AND ACCEPTED
this 27th day of March 1997.

/s/ Damon DeSantis
----------------------------
Damon DeSantis


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